Exhibit 10.28

SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement (this “Second Amendment”) is effective as of the 31st day of December, 2008 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (the “Company”), and Michael G. Rowles (the “Employee”).

WHEREAS, the parties entered into that certain Employment Agreement dated effective as of March 13, 2006 (the “Agreement”), as amended by that certain Amendment dated March 29, 2007 (together with the Agreement, the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Section 3(b) of the Original Agreement is hereby amended by inserting the following sentence after the first sentence of the Section:

“The annual performance bonus, if any, shall be paid in one lump sum in the year following the year in which such performance bonus was earned.”

2. Section 8(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Termination by Company Without Cause or by Employee for Good Reason. If the Employee’s employment with the Company is terminated by the Company without Cause, or by the Employee for Good Reason, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum to the Employee his accrued and unpaid base salary, prorated bonus, if any, (see Section 3(b) above), unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, provided that the Employee (i) agrees to provide part-time consulting services to the Company for a period of twelve (12) months following the Employee’s termination of employment (the “Consulting Period”); provided, however, that the level of services required to be performed by the Employee for the Company during the Consulting Period shall not exceed twenty (20%) percent of the average level of services performed by the Employee for the Company during the 36-month period immediately preceding the date of termination (or for the full period that the

Employee has been performing services for the Company if such period is less than 36 months), such that the performance of such services during the Consulting Period shall not cause the Employee’s termination of employment to fail to be treated as a “separation from service,” within the meaning of Section 1.409A-1(h) of the Treasury Regulations, (ii) agrees not to compete with the Company, directly or indirectly, during the Consulting Period in accordance with Section 2(b) above and (iii) signs a general release of claims within sixty (60) days following the date of termination in a from and manner satisfactory to the Company, the Company will pay the Employee severance pay in the form of continuation of base salary, in accordance with the Company’s ordinary payroll practices and deductions, for a period equal to the greater of twelve (12) months or the remainder of the Employment Period. Subject to Section 8(g) below, such salary continuation payments shall commence within 60 days following the Employee’s termination date. The amount of severance pay provided to the Employee under this Section 8(d) shall not be reduced by any compensation earned by the employee as a result of employment by another employer during the Consulting Period or offset against any amount claimed to be owed by the Employee to the Company.

3. Section 8(e) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Termination by Employee Without Cause. If the Employee terminates his employment with the Company in accordance with Section 7(e) above, and the Company does not elect to terminate the employment relationship prior to the expiration of the twelve (12) month notice period (as permitted under Section 7(e)), the Company will, within the time period as required under the laws of the State of California, pay in a lump sum to the Employee his accrued and unpaid base salary, prorated bonus, if any, (see Section 3(b) above), unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If the Employee terminates his employment with the Company in accordance with Section 7(e) above, and the Company does elect to terminate the employment relationship prior to the expiration of the twelve (12) month notice period, then, in accordance with Section 7(e), such termination shall be deemed a termination by the Company without Cause and Section 8(d) above shall apply.”

4. Section 8 of the Original Agreement is hereby amended to include the following new Section 8(g):

“(g) Code Section 409A Compliance.

(i) To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(ii) Notwithstanding anything in this Agreement or elsewhere to the contrary, for purposes of determining the payment date of any amounts that are treated as nonqualified deferred compensation under Section 409A of the Code that become payable under this Agreement in connection with a termination of employment, the date that the Employee is deemed to have incurred a termination of employment shall be the date on which the Employee has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Code section 409A.

(iii) For purposes of Section 409A, each salary continuation payment payable under Section 8(d) shall constitute a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2).

(iv) Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Company reasonably determines that (A) the Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) and (B) commencement of any payments or other benefits payable under this Agreement in connection with the Employee’s separation from service on the scheduled payment dates specified in Sections 8(c) through (e), will subject the Employee to an “additional tax” under Section 409A(a)(1)(B) (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “Section 409A Tax”), then the Company shall withhold payment of any such payments or benefits until the first business day of the seventh month following the date of the Employee’s separation from service or, if earlier, the date of the Employee’s death (the “Delayed Payment Date”). In the event that this Section 8(g)(iv) requires any payments to be withheld, such withheld payments shall be accumulated and paid in a single lump sum, without interest, on the Delayed Payment Date.

(v) In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Employee within a designated period (e.g., within 30 days after the date of termination) and such period begins and ends in different calendar years, the exact payment date within such range shall, subject to Section 8(g)(iv) above, be determined by the Company, in its sole discretion, and the Employee shall have no right to designate the year in which the payment shall be made.

(vi) The Company and the Employee may agree to take other actions to avoid the imposition of a Section 409A Tax at such time and in such manner as permitted under Section 409A.

(vii) Notwithstanding anything herein to the contrary, the Employee expressly agrees and acknowledges that in the event that any Section 409A Tax is imposed in respect of any compensation or benefits payable to the Employee, whether under this Agreement or otherwise, then (A) the payment of such Section 409A Tax shall be solely the Employee’s responsibility, (B) neither the Company, its affiliated entities nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such Section 409A Tax, and (C) the Employee shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such Section 409A Tax.”

5. The Original Agreement is and shall continue in full force and effect, except as amended by this Second Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Second Amendment.

6. Any and all capitalized terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

7. This Second Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures appeared on the same physical document. This Second Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Second Amendment effective as of the date written above.

THE EMPLOYEE

Date:	12/19/08	/s/ Michael G. Rowles
Michael G. Rowles

LIVE NATION WORLDWIDE, INC.

Date:	December 19, 2008	By:	/s/ Michael Rapino
		Name:	Michael Rapino
		Title:	President and Chief Executive Officer